Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENTERO THERAPEUTICS, INC.

The undersigned, for the purposes of amending the Amended and Restated Certificate of Incorporation of Entero Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: In accordance with Section 141 of the DGCL, the Board of Directors of the Corporation (the “Board”) duly adopted a resolution to amend Article First of the Amended and Restated Certificate of Incorporation of the Corporation in its entirety as follows:

“The name of the Corporation is GridAI Technologies Corp. (hereinafter called the “Corporation”).”

SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The aforesaid amendment shall be effective as of December 1, 2025 at 12:01 am Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of incorporation of the Corporation to be duly executed by the undersigned this 26th day of November 2025.

ENTERO THERAPEUTICS, INC.

By:	/s/ Jason D. Sawyer

Name:	Jason D. Sawyer

Title:	Interim Chief Executive Officer